                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             SERVICE EXPERTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             [SERVICE EXPERTS LOGO]

To Our Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders, which is to be held on Friday, May 7, 1999, at 9:00 a.m. at the Hilton Suites, 9000 Overlook Boulevard, Brentwood, Tennessee. The following pages contain the formal notice of the Annual Meeting and our Proxy Statement which describe the specific business to be considered and voted upon at the Annual Meeting.

         It is important that your shares be represented at the meeting. Whether or not you expect to attend in person, we would greatly appreciate your efforts to return the enclosed Proxy as soon as possible. If you decide to attend the Annual Meeting, you may withdraw your Proxy should you wish to vote in person.

         We look forward to seeing you at the Annual Meeting.

                                               Sincerely yours,

                                               /s/ Alan R. Sielbeck

                                               ALAN R. SIELBECK
                                               Chairman of the Board, President
                                               and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
                     PLEASE SIGN, DATE AND RETURN YOUR PROXY

                              SERVICE EXPERTS, INC.

                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                               FRIDAY, MAY 7, 1999

                              --------------------

         Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Service Experts, Inc. (the "Company") will be held on Friday, May 7, 1999, at 9:00 a.m. at the Hilton Suites, 9000 Overlook Boulevard, Brentwood, Tennessee, for the following purposes:

                  (1) To consider and approve an Agreement and Plan of Merger, a copy of which is attached hereto as Appendix A, providing for the merger of the Company with and into a wholly-owned Tennessee subsidiary of the Company for the purpose of changing the state of incorporation of the Company from Delaware to Tennessee;

                  (2) To elect two nominees as Class III directors of the Company;

                  (3) To certify the appointment of Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 1999; and

                  (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on March 20, 1999 will be entitled to vote at the Annual Meeting.

         The enclosed Proxy Statement contains more information pertaining to matters to be voted on at the Annual Meeting. Please read the Proxy Statement carefully.

         Each stockholder who does not plan to attend the Annual Meeting is requested to date, sign and return the accompanying Proxy in the enclosed, postage-paid envelope.

                                       By Order of the Board of Directors,

                                       /s/ Anthony M. Schofield

                                       ANTHONY M. SCHOFIELD
                                       Chief Financial Officer,
                                       Secretary and Treasurer


April 12, 1999

                              SERVICE EXPERTS, INC.

                              --------------------

                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1999

                              --------------------

         This Proxy Statement is furnished to the holders of Common Stock, $.01 par value per share ("Common Stock"), of Service Experts, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") to be voted at the annual meeting of stockholders of the Company (the "Annual Meeting") to be held on Friday, May 7, 1999, at 9:00 a.m. at the Hilton Suites, 9000 Overlook Boulevard, Brentwood, Tennessee, and at any adjournments or postponements thereof.


         Only the holders of Common Stock of record at the close of business on March 20, 1999 will be entitled to vote at the Annual Meeting. On such date, 17,466,127 shares of Common Stock were outstanding. Each stockholder is entitled to one vote per share held of record on the record date. This Proxy Statement and the accompanying proxy are first being mailed on or about April 12, 1999.


         A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting, or if for any reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the stockholders.

         All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no specification is made, the proxies will be voted in favor of the matters listed on the proxy card.

         The affirmative vote of a majority of all the votes entitled to be cast on the proposal to change the Company's state of incorporation from Delaware to Tennessee (the "Reincorporation") is required for approval of the Reincorporation and the Agreement and Plan of Merger pursuant to which the Reincorporation will be accomplished. Because a majority of all the votes entitled to be cast on the Reincorporation proposal is required, an abstention from voting or a broker non-vote on the proposal will have the same effect as a vote against the proposal.


         Directors must be elected by a plurality of votes cast (in person or by proxy) by the holders of Common Stock entitled to vote at the Annual Meeting if a quorum is present. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting, but will not have the effect of voting in opposition to a director.




         All matters other than the Reincorporation and the election of directors shall be determined based upon the vote of the majority of shares present (in person or by proxy) and entitled to vote at the Annual Meeting if a quorum is present. Abstentions and broker non-votes will have the effect of a vote against such proposals.


         All expenses of the Annual Meeting, including the cost of soliciting proxies, will be paid by the Company. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the proxy materials to their principals.

         Any stockholder giving a proxy may revoke it by delivering a written notice of such revocation to the Secretary of the Company c/o SEI Management Company, LLC at Six Cadillac Drive, Suite 400, Brentwood, Tennessee 37027 prior to the Annual Meeting, by submitting to the Company a more recently dated proxy or by attending the Annual Meeting and voting at any time before it is exercised.

         In voting by proxy for the election of two nominees as Class III directors to serve three year terms, stockholders may vote in favor of both nominees, withhold their votes as to both nominees or withhold their votes as to a specific nominee. If no instructions are indicated, such proxies will be voted FOR the election of both nominees as directors.

PROPOSAL 1: APPROVAL OF REINCORPORATION OF THE COMPANY

         The Board of Directors has approved, subject to approval of the stockholders, an agreement and plan of merger (the "Plan of Merger") providing for the merger (the "Merger") of the Company with and into a wholly-owned subsidiary of the Company, Service Experts, Inc., a Tennessee corporation ("SEI Tennessee"), for the purpose of changing the state of incorporation of the Company from Delaware to Tennessee (the "Reincorporation"). As a result of the Merger, the Company will become a Tennessee corporation, and the former stockholders of the Company will own all of the stock of SEI Tennessee. A copy of the Plan of Merger is attached hereto as Appendix A.

GENERAL

         Following the Merger, the Company will no longer exist as a Delaware corporation, and SEI Tennessee will be the surviving corporation. SEI Tennessee is currently a non-operating, wholly-owned subsidiary of the Company formed for the purpose of consummating the Merger and changing the state of incorporation of the Company from Delaware to Tennessee. The Reincorporation will not affect the Company's business as a provider of heating, ventilating and air conditioning services and replacement equipment, but, as a matter of corporate structure, upon consummation of the Merger the Company will be a Tennessee corporation. There will be no change in the percentage ownership of each current stockholder in the Company. The officers and directors of the Company immediately prior to the Merger will become the officers and directors of SEI Tennessee after the Merger.


         The Reincorporation will effect certain other changes as a result of the differences between the Tennessee Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"). A discussion of the material changes that will be effected if the Reincorporation is approved are described below under the heading "Comparison of Rights of Stockholders of the Company and SEI Tennessee." Certain of these changes could have the effect of discouraging offers to acquire the Company or delaying, deferring or preventing a transaction or a change in control of the Company that might result in a premium price or otherwise be in the best interest of the Company. See "Comparison of Rights of Stockholders of the Company and SEI Tennessee." The Charter and Bylaws of SEI Tennessee are substantially similar to the Company's Restated Certificate of Incorporation ("Restated Certificate") and Bylaws and will govern SEI Tennessee if the Reincorporation is approved.


         A vote FOR the Reincorporation will constitute approval of the Plan of Merger pursuant to which the Reincorporation will be accomplished. If the Plan of Merger is approved by the stockholders of the Company at the Annual Meeting, the Board of Directors expects the Merger to be consummated by June 30, 1999. The Plan of Merger may be abandoned at any time prior to its completion at the discretion of the Board of Directors of the Company. See "Certain Consequences of the Merger."

REASONS FOR THE MERGER


         The Board of Directors believes that the interests of the Company and its stockholders will be better served by having the Company incorporated under the laws of the State of Tennessee rather than the State of Delaware. The Company has very little property and very few employees in Delaware, and does not conduct substantial operations from or within Delaware. The Company's Board of Directors believes that a change in the Company's state of incorporation from Delaware to Tennessee will provide flexibility and efficiencies for both the management and business of the Company, and will reduce certain administrative burdens resulting from being incorporated under Delaware law. Furthermore, a change in the Company's state of incorporation from Delaware to Tennessee may reduce certain duplicative franchise taxes.


CERTAIN CONSEQUENCES OF THE MERGER

         The following discussion summarizes certain terms of the Plan of Merger and certain consequences of the Merger. This description is qualified in its entirety by its reference to the Plan of Merger, a copy of which is attached to this Proxy Statement as Appendix A.

         EFFECTIVE TIME. The Merger will be effective on the later of the filing of Articles of Merger with the Secretary of State of Tennessee and the filing of a Certificate of Merger with the Secretary of State of Delaware, which filings are anticipated to be made as soon as practicable after the Reincorporation proposal is approved by the stockholders of the Company and the Company has taken all necessary steps to comply with applicable laws, including federal and state securities laws (the "Effective Time"). At the Effective Time, the separate corporate existence of the Company will cease and stockholders of the Company will become stockholders of SEI Tennessee. The Plan of Merger may, however, be abandoned at any time prior to the completion of the Merger in the sole discretion of the Company's Board of Directors. In addition, the Plan of Merger may be abandoned in the sole discretion of the Company's Board of Directors if the outcome of the Tennessee Special Legislative Session to discuss the Tennessee Fair Business Tax Act proposed by Governor Don Sundquist would result in substantial business tax liabilities which would prohibit the Company from operating a cost-effective and efficient business.

         MANAGEMENT AFTER THE MERGER. At the Effective Time, the current officers of the Company will become the officers of SEI Tennessee, and the Board of Directors of the Company will become the Board of Directors of SEI Tennessee (the "SEI Tennessee Board of Directors"). The SEI Tennessee Board of Directors will continue to hold office as directors of SEI Tennessee for the same terms for which they would otherwise have served as directors of the Company.

         CHARTER AND BYLAWS. After the Reincorporation, the substantive terms of the Charter and Bylaws of SEI Tennessee will be the same as the substantive terms of the Restated Certificate and Bylaws of the Company which are in effect immediately prior to the Reincorporation; provided, however, certain changes will be made to these documents as a result of differences between the TBCA and the DGCL. A discussion of certain of the material changes that will be effected if the Reincorporation is approved are described below under the heading "Comparison of Rights of Stockholders of the Company and SEI Tennessee."

         CONVERSION OF COMMON STOCK. As a result of the Reincorporation, each outstanding share of Common Stock, $.01 par value per share, of the Company ("Common Stock") will automatically be converted into one share of the Common Stock, $.01 par value per share, of SEI Tennessee ("SEI Tennessee Common Stock"). There will be no change in the percentage of beneficial ownership of each current stockholder of the Common Stock as a result of the Reincorporation. There will be various changes in the rights of the stockholders as result of the Reincorporation (see "Comparison of Rights of Stockholders of the Company and SEI Tennessee"). The SEI Tennessee Common Stock will continue to be listed, without interruption, on the New York Stock Exchange (the "NYSE") under the same symbol (SVE) as the Company's Common Stock prior to the Merger.

         EACH OUTSTANDING CERTIFICATE CURRENTLY REPRESENTING SHARES OF THE COMPANY'S COMMON STOCK WILL, AFTER THE MERGER, REPRESENT THE SAME NUMBER OF SHARES OF SEI TENNESSEE COMMON STOCK. ACCORDINGLY, IT WILL NOT BE NECESSARY FOR STOCKHOLDERS OF THE COMPANY TO EXCHANGE THEIR EXISTING COMMON STOCK CERTIFICATES FOR SEI TENNESSEE COMMON STOCK CERTIFICATES.

         CONVERSION OF OTHER SECURITIES. As a result of the Reincorporation, each outstanding option, warrant, convertible note or other right to acquire shares of Common Stock will automatically be converted into an option, warrant, note or other right to acquire an equal number of shares of SEI Tennessee Common Stock on the same terms and conditions. There will be no change in the percentage of beneficial ownership of each current holder of such securities as a result of the Reincorporation. The Company's outstanding securities will otherwise be unaffected by the Reincorporation.

         EACH OUTSTANDING OPTION AGREEMENT, WARRANT CERTIFICATE, CONVERTIBLE NOTE OR OTHER EVIDENCE CURRENTLY REPRESENTING THE RIGHT TO ACQUIRE SHARES OF THE COMPANY'S COMMON STOCK WILL, AFTER THE MERGER, REPRESENT THE SAME NUMBER OF OPTIONS, WARRANTS, NOTES OR OTHER RIGHTS TO ACQUIRE SHARES OF SEI TENNESSEE COMMON STOCK. ACCORDINGLY, IT WILL NOT BE NECESSARY FOR SUCH SECURITY HOLDERS OF THE COMPANY TO EXCHANGE THEIR EXISTING OPTION AGREEMENTS, WARRANT CERTIFICATES, CONVERTIBLE NOTES OR OTHER EVIDENCES FOR OPTION AGREEMENTS, WARRANT CERTIFICATES, CONVERTIBLE NOTES OR OTHER EVIDENCES OF SEI TENNESSEE.

         EMPLOYEE BENEFIT PLANS. Approval of the Reincorporation will constitute approval of the adoption and assumption of each of the Company's employee benefit plans (collectively, the "Plans") and the Service Experts, Inc. 401(k) Plan by SEI Tennessee. In addition to the assumption by SEI Tennessee of all options outstanding under the Plans, any and all other outstanding options and other rights to acquire shares of Common Stock will be converted into options or rights to acquire shares of SEI Tennessee Common Stock.

         CAPITALIZATION OF SEI TENNESSEE. After the Reincorporation, the authorized capitalization of SEI Tennessee will be identical to the authorized capitalization of the Company immediately before the Reincorporation.

         As is the case with the Company, the authorized but unissued shares of the SEI Tennessee Common Stock and the preferred stock of SEI Tennessee will be available for issue from time to time without further action or authorization by the stockholders (except as required by law or by the rules of any applicable stock exchange) for such corporate purposes as may be determined by the Board of Directors. In this regard, the terms of any preferred stock to be authorized, including dividend rates, conversion prices, voting rights, redemption prices and similar matters, will be determined by the SEI Tennessee Board of Directors.

         FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the material U.S. federal income tax consequences of the Reincorporation to Company stockholders who hold Common Stock as a capital asset. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the Reincorporation and, in particular, may not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law (such as non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Reincorporation under applicable foreign, state or local laws.

         The Reincorporation will be treated as a reorganization within the meaning of Section 368(a) of the Code and, accordingly:

         1. No gain or loss will be recognized by the Company or SEI Tennessee as a result of the Reincorporation;

         2. No gain or loss will be recognized by the stockholders of the Company upon the receipt of Tennessee Common Stock pursuant to the Reincorporation;

         3. Each former holder of shares of Common Stock will have the same aggregate tax basis in the Tennessee Common Stock received by such holder pursuant to the Reincorporation as such holder has in the shares of the Common Stock at the Effective Time; and

         4. Each stockholder's holding period with respect to the Tennessee Common Stock will include the period during which such holder held the shares of Common Stock, provided the latter were held by such holder as a capital asset at the Effective Time.

         The Company does not intend to request a ruling from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences of the Reincorporation. Accordingly, there can be no assurance that the IRS will not challenge such conclusions or that a court will not sustain such challenge. COMPANY STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REINCORPORATION TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF POTENTIAL CHANGES TO APPLICABLE TAX LAW.

         STOCKHOLDERS' RIGHTS. Certain differences in stockholder rights exist under the DGCL and the TBCA and other applicable Tennessee laws. For example, the TBCA provides stockholders with certain protections against a hostile takeover that the DGCL does not provide. These provisions could have the effect of discouraging offers to acquire SEI Tennessee or delaying, deferring or preventing a transaction or a change in control of SEI Tennessee that might result in a premium price or otherwise be in the best interest of SEI Tennessee. See "Comparison of Rights of Stockholders of the Company and SEI Tennessee" for a more complete discussion of these and other differences between the rights of stockholders under the TBCA and the DGCL.

         ACCOUNTING TREATMENT OF THE MERGER. For financial reporting purposes, as well as for federal income tax purposes, SEI Tennessee will be deemed to be a continuation of the Company. Accordingly, all assets and liabilities of the Company will be transferred to SEI Tennessee at their value on the Company's books at the Effective Time.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF THE COMPANY AND SEI TENNESSEE

         As a result of the Merger, the stockholders of the Company, whose rights are currently governed by Delaware law, the Company's Restated Certificate and Bylaws will become stockholders of SEI Tennessee, whose rights will be governed by Tennessee law, SEI Tennessee's Charter and Bylaws. The following discussion is intended only to highlight material differences between the rights of corporate stockholders under Tennessee and Delaware law and to discuss generally certain provisions of the Company's Restated Certificate and Bylaws and SEI Tennessee's Charter and Bylaws. The discussion does not purport to constitute a detailed comparison of Tennessee and Delaware law, and stockholders of the Company are referred to those laws for a definitive treatment of the subject matter.

         REMOVAL OF DIRECTORS: Delaware law specifies that any director or the entire board of directors may be removed, with or without cause, by a majority of those stockholders entitled to vote at an election of directors. The Company's Restated Certificate provides for the removal of directors for cause only. Delaware does not provide for the judicial removal of directors. In addition, Delaware law does not allow the removal of directors by the board of directors, and therefore, the Company's Restated Certificate does not provide for the removal of directors by the Board, with cause or otherwise.

         Under Tennessee law, the stockholders of a corporation may remove one or more directors with or without cause. The Charter of SEI Tennessee provides for the removal of directors by the stockholders for cause only. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. Tennessee law also allows for the judicial removal of directors and allows the corporation to provide in its charter for the removal of any or all directors, for cause, by a majority vote of the entire board of directors. The Charter of SEI Tennessee provides that a majority of the Board of Directors may remove directors for cause only.


         INDEMNIFICATION OF DIRECTORS AND OFFICERS: Under Delaware law, a corporation may indemnify an officer, director, employee or agent of the corporation or any person who may have served, at the request of the corporation, as a director, officer, employee or agent of another company, made or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was serving in such capacity provided he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may similarly indemnify an officer, director, employee or agent of the corporation against expenses actually and reasonably incurred in an action by or in the right of the corporation unless such person is found liable to the corporation; however, in such case the court may determine that such person is nevertheless entitled to indemnification. A corporation must indemnify a director, officer, employee or agent who successfully defends himself in a proceeding to which he was a party because of such position. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Delaware's statutory indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

         The Restated Certificate of the Company provides that the Company shall indemnify each present and future director and officer of the Company, or any person who may have served, at the request of the Company, as a director or officer of another company (and, in either case, his heirs, executors and administrators), to the fullest extent allowed by the laws of the State of Delaware.

         The indemnification provisions of Tennessee law are similar to those under Delaware law. Under Tennessee law, a corporation may indemnify an officer, director, employee or agent made a party to a proceeding because he was acting as such against liability incurred, if he conducted himself in good faith and reasonably believed (i) that where acting in his official capacity with the corporation, his conduct was in its best interest; (ii) if not acting in his official capacity, that his conduct was at least not opposed to the corporation's best interest; and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director, however, may not be indemnified if he is adjudged liable to the corporation in a proceeding brought by or on behalf of the corporation, or where he is adjudged to have improperly received personal benefit whether or not in his official capacity. Unless otherwise limited by its charter, a corporation must indemnify a director who successfully defends himself in a proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with such proceeding. Tennessee's statutory indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the charter or bylaws, a resolution of directors or stockholders, or an indemnification agreement; however, no indemnification may be granted if a director is found liable for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or unlawful distributions.

         The Charter of SEI Tennessee provides that directors and officers, or persons who may have served, at SEI Tennessee's request, as directors, officers, partners, trustees or employees of other companies (and their heirs, executors and administrators) shall be indemnified to the fullest extent allowed by the laws of the State of Tennessee.

         BUSINESS COMBINATIONS: Delaware law prohibits a Delaware corporation from engaging in certain business combinations with an "interested stockholder" (defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock) during the three years after the time the person became an interested stockholder unless: (i) prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced; or (iii) at or subsequent to such time, the transaction is approved by the board of directors and by the stockholders by a vote of two-thirds of the disinterested outstanding voting stock. In addition, there are certain circumstances in which the statute does not apply, including, but not limited to, if the corporation's original certificate of incorporation, and in some cases an amendment thereto, provides that the corporation shall not be governed by the statute. Generally, these business combinations include, but are not limited to, mergers, consolidations, sales of assets and transactions benefiting the interested stockholder. The Company's Restated Certificate does not contain a provision electing not to be governed by this statute.

         The Tennessee Business Combination Act (the "Combination Act") provides, among other things, that any corporation to which the Combination Act applies, including SEI Tennessee, shall not engage in any "business combination" with an "interested stockholder" (defined generally as a person owning 10% or more of a Tennessee corporation's outstanding voting stock) for a period of five years following the date that such stockholder became an interested stockholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period if the transaction complies with all applicable charter and bylaw requirements and applicable Tennessee law and either (i) is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested stockholder or (ii) the transaction meets certain fair price criteria. The Charter of SEI Tennessee contains no provisions which relate to transactions with interested stockholders.

         The Tennessee Investor Protection Act (the "Investor Protection Act") limits the circumstances in which offerors may make a takeover offer of a Tennessee corporation if the offeror beneficially owns five percent (5%) or more of the equity securities of the Tennessee corporation, any of which were purchased within one year before the proposed takeover offer. The offeror may not make a takeover offer unless it has previously made a public announcement of its intention with respect to changing or influencing the management or control of the Tennessee corporation, has made a full, fair and effective disclosure of such intention to the persons from whom the offeror intends to acquire such securities, and has filed with the Commissioner of Commerce and Insurance and the Tennessee corporation a statement of such intention. Additionally, an offeror may not make a takeover offer involving a Tennessee corporation which is not made to the holders of record or beneficial owners of the equity securities of the Tennessee corporation who reside in Tennessee, or which is not made to such residents on substantially the same terms as the offer is made to those holders or owners who reside outside of Tennessee. The Investor Protection Act does not apply to offers made on substantially equal terms to all stockholders and as to which the board of directors of the target company has recommended acceptance to such stockholders if the terms have been disclosed to such stockholders.

         Under the Tennessee Control Share Acquisition Act (the "TCSAA"), a person who acquires or, in certain circumstances, who has an intention to acquire, "control shares" must obtain approval of a majority of the stockholders, subject to certain exceptions, in order to vote the shares that the acquiror acquires. The TCSAA is not applicable to SEI Tennessee because the corporation has not elected to be covered by the TCSAA. As a result, until such time, if any, that the Charter or Bylaws of SEI Tennessee are amended to indicate the election of the corporation to be covered by the TCSAA, the statute will not apply to SEI Tennessee.

         The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing or agreeing to purchase any of its securities at a price in excess of "market value" from a holder of three percent (3%) or more of any class of such securities who has beneficially owned such securities for less than two (2) years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or such corporation makes an offer of at least equal value per share to all holders of shares of such class. Because the DGCL does not contain a greenmail statute, the Tennessee Greenmail Act provides stockholders of SEI Tennessee with certain rights in connection with the purchase by SEI Tennessee of its own stock at a price in excess of fair market value that are not afforded to stockholders of the Company under the DGCL.

REGULATORY APPROVAL

         Other than the issuance of a Certificate of Merger by the Secretary of State of Delaware and the Secretary of State of Tennessee upon effectiveness of the Merger, the Company knows of no approval or consent required by any governmental agency or unit in connection with the Plan of Merger.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
      VOTE FOR THE APPROVAL OF THE PLAN OF MERGER AND THE REINCORPORATION.

PROPOSAL 2: ELECTION OF DIRECTORS

         The Company's Restated Certificate provides that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Approximately one-third of the directors are elected each year. The Board of Directors has nominated the two individuals named below under the caption "Class III Nominees" for election as directors to serve until the annual meeting of stockholders in 2002 or until their successors have been elected and qualified.

         The Company's Bylaws provide that the Board of Directors shall consist of not less than two nor more than 11 directors as established by the Board of Directors. The size of the Board of Directors has been established at six directors.

REQUIRED VOTE

         Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company's Restated Certificate does not provide for cumulative voting and, accordingly, the holders of the Company's Common Stock do not have cumulative voting rights with respect to the election of directors. Consequently, each stockholder may cast one vote per share for each nominee. Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, an event not now anticipated, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

CLASS III NOMINEES:

ALAN R. SIELBECK
Age -- 46
Director since March 1996

         Mr. Sielbeck has served as Chairman of the Board and Chief Executive Officer of the Company since its inception in March 1996, and has served as its President since September 1997. Mr. Sielbeck served as Chairman of the Board of AC Service & Installation Co., Inc. ("AC Service") and Donelson Air Conditioning Company, Inc. ("Donelson"), two heating, ventilating and air conditioning ("HVAC") companies acquired by the Company, from 1990 and 1991, respectively, until June 1998. Mr. Sielbeck also served as President of AC Service and Donelson from 1990 and 1991, respectively, until August 1997. From 1985 to 1990, Mr. Sielbeck served as President of RC Mathews Contractor, Inc., a commercial building general contractor, and Chief Financial Officer of RCM Interests, Inc., a commercial real estate developing company. Mr. Sielbeck currently serves as a director of Integrated Electrical Services, Inc.

TIMOTHY G. WALLACE
Age -- 40
Director since June 1996

         Mr. Wallace has served as Executive Vice President and Chief Financial Officer of Healthcare Realty Trust Incorporated, a company operating as a real estate investment trust, since January 1993. Mr. Wallace was a Senior Manager with responsibility for healthcare and real estate in the Nashville, Tennessee office of Ernst & Young LLP from June 1989 to January 1993. Prior to joining Ernst & Young LLP, he was employed by Arthur Andersen & Co. from September 1980 to June 1989.

CONTINUING DIRECTORS:

         The persons named below will continue to serve as directors until the annual meeting of stockholders in the year indicated or until their successors are elected and take office. Stockholders are not voting at this Annual Meeting on the election of Class I and Class II directors. The following shows the names, ages and principal occupations of each continuing director and the year in which each was first elected to the Board of Directors.

CLASS I DIRECTORS SERVING UNTIL 2000:

RAYMOND J. DE RIGGI
Age -- 51
Director since June 1996

         Mr. De Riggi has served as President and Chief Operating Officer of ConAgra Grocery Products Companies, a subsidiary of ConAgra Food Products, a diversified food processing company, since 1998. From 1995 to 1998, Mr. De Riggi served as President of United Specialty Food Ingredients Companies, another subsidiary of ConAgra Food Products. From 1992 to 1995, Mr. De Riggi served as Executive Vice President of Pet, Incorporated, a diversified food processing company, and from 1990 to 1992, he served as its Vice President of Operations. From 1987 to 1990, Mr. De Riggi served as President of Whitman's Chocolates, a division of Pet, Incorporated.

NORMAN T. ROLF, JR.
Age -- 52
Director since August 1996

         Since 1988, Mr. Rolf has served as President of Rolf Coal and Fuel Corp., a subsidiary of the Company for which he previously served as a director and has been employed in various positions since 1966.

CLASS II DIRECTORS SERVING UNTIL 2001

ALLEN L. HOVIOUS
Age -- 51
Director since May 1998

         Mr. Hovious has served as the President of Hovious and Associates, Inc., a company providing strategic and marketing planning for national and international clients in a wide range of industries, since 1989. From 1980 until 1988, Mr. Hovious served in various positions, including Vice President - Senior Brand Director, for Brown-Forman Beverage Company, formerly Jack Daniel's Distillery, Lem Motlow Proprietor, Inc., an international consumer product company. Mr. Hovious is a graduate of the Harvard Graduate School of Business Administration where he received a Masters in Business Administration.

WILLIAM G. ROTH
Age -- 60
Director since August 1996

         Mr. Roth served as Chairman of the Board of Directors of Dravo Corporation, a natural resources company that is the largest producer of lime in the United States, from 1989 to 1994. Mr. Roth also served as Chief Executive Officer of Dravo Corporation from 1987 to 1989. From 1985 to 1987, Mr. Roth served as President, Chief Operating Officer and a director of American Standard, Inc., a worldwide manufacturer of air conditioning, plumbing and transportation system products. From 1978 to 1985, Mr. Roth served as Chairman and Chief Executive Officer of The Trane Company, an international manufacturer and marketer of HVAC systems. Mr. Roth currently serves as a director of Amcast Industrial Corporation and Teknowledge Corporation.

INFORMATION REGARDING THE BOARD OF DIRECTORS

         The Board of Directors held ten meetings during 1998, including regular and special meetings. Each incumbent director attended at least 75% of the meetings of the Board of Directors and committees thereof on which the director serves. In addition, the Board of Directors took three actions by unanimous written consent during 1998.


         The Committees of the Board of Directors consist of an Audit Committee, on which Messrs. De Riggi and Wallace serve, and a Compensation Committee, on which Messrs. Roth and Wallace serve. During 1998, the Audit Committee held three meetings. The Compensation Committee held four meetings in 1998 and took two actions by written consent. The Audit Committee is responsible for recommending the independent auditors to the Board of Directors, reviewing audit fees and supervising matters relating to audit functions and other financial controls. The Compensation Committee is responsible for approving compensation arrangements for executive officers of the Company, reviewing compensation plans, granting stock options and reviewing employee compensation policies. The Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Non-employee directors are granted options to purchase 5,000 shares of Common Stock on the date of such director's election to the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date the options are granted. In addition, non-employee directors are entitled to receive (i) an annual fee of $10,000 payable in shares of Common Stock at a per share price equal to the fair market value of the Common Stock on the date of issuance or, at the director's election, payable $2,500 per quarter in cash, (ii) a fee of $750 payable in cash for each Board meeting or Committee meeting attended and (iii) options for the purchase of 1,000 shares of Common Stock automatically issued as of January 1 of each year during which the non-employee director serves the Company at a per share price equal to the fair market value of the Common Stock on the date of grant. Such newly granted options are immediately exercisable for all shares subject to such options. Board members are reimbursed for their expenses for each meeting attended.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                  STOCKHOLDERS VOTE FOR THE ELECTION OF BOTH OF
           THE PROPOSED CLASS III NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL 3: SELECTION OF INDEPENDENT AUDITORS

         Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed, subject to the approval of the stockholders, the firm of Ernst & Young LLP as independent auditors to audit the Company's consolidated financial statements for the year ending December 31, 1999. If the appointment of Ernst & Young LLP is not approved by the stockholders, the matter will be referred to the Audit Committee for further review.

         It is anticipated that representatives of Ernst & Young LLP will attend the Annual Meeting and will have an opportunity to make a statement, if they determine to do so, and will be available to respond to questions at that time.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
          VOTE FOR THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S
       INDEPENDENT AUDITORS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL
                STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 1999.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth certain information regarding beneficial ownership as of March 20, 1999 (unless otherwise indicated) by (i) each director, nominee for director and executive officer, (ii) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company and (iii) all directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.


                                                         SHARES            PERCENTAGE OF
                                                       BENEFICIALLY          OUTSTANDING
NAME OF BENEFICIAL OWNER                                OWNED(1)              SHARES
------------------------                                --------              ------
Alan R. Sielbeck ......................                 826,613(2)                4.7%

Ronald L. Smith .......................                  47,981(3)                *

Anthony M. Schofield ..................                  37,600(4)                *

Alfred W. Taylor III ..................                  21,267(5)                *

Raymond J. De Riggi ...................                   8,302(6)                *

Timothy G. Wallace ....................                   8,302(6)                *

William G. Roth .......................                  23,302(6)                *

Norman T. Rolf, Jr ....................                 141,662(7)                *

Allen L. Hovious ......................                   7,402(8)                *

Dresdner RCM Global Investors LLC .....               1,055,270(9)                6.1

All directors and executive officers as
a group (nine persons) ..............               1,122,431(10)                 6.4%

----------

*        Less than 1%.
(1) Includes shares of Common Stock subject to options which may be exercised within 60 days of March 20, 1999. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
(2) Includes 45,361 shares subject to outstanding options held by such individual.
(3) Includes 13,682 shares subject to options and 10,000 shares of restricted stock held by such individual.
(4) Includes 24,600 shares subject to outstanding options and 10,000 shares of restricted stock held by such individual.
(5) Includes 11,267 shares subject to outstanding options and 10,000 shares of restricted stock held by such individual.
(6) Includes 8,000 shares subject to outstanding options held by such individual.
(7) Includes 20,804 shares subject to outstanding options held by such individual.

(8) Includes 6,000 shares subject to outstanding options held by such individual.
(9) Of these shares, Dresdner RCM Global Investors LLC, an investment advisor ("Dresdner"), has sole voting power as to 559,270 shares. Dresdner is a wholly-owned subsidiary of Dresdner RCM Global Investors US Holdings LLC, a wholly-owned subsidiary of Dresdner Bank AG. Dresdner's address is 4 Embarcadero Center, Suite 3000, San Francisco, California 94111. Information is as of December 31, 1998 and is derived from filings with the Securities and Exchange Commission.
(10) Includes 145,714 shares subject to outstanding options and 30,000 shares of restricted stock held by such individuals.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC").

         Based solely on a review of copies of reports filed with the SEC and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company notes that Ronald L. Smith filed a report on Form 4 after inadvertently failing to report in a timely manner the purchase of 2,000 shares of the Company's Common Stock. Messrs. De Riggi, Roth and Wallace filed reports on Form 5 after inadvertently failing to report in a timely manner the exercise of options to purchase 302 shares of the Company's Common Stock granted to such persons under the Company's 1997 Nonqualified Stock Option Plan. Mr. Hovious filed a report on Form 5 after inadvertently failing to report in a timely manner the purchase of 100 shares of the Company's Common Stock and the exercise of options to purchase 302 shares of the Company's Common Stock granted under the Company's 1997 Nonqualified Stock Option Plan.

                             EXECUTIVE COMPENSATION

         The following table sets forth summary information concerning compensation paid or accrued by or on behalf of the Company's (i) Chief Executive Officer and (ii) three other executive officers (hereinafter, collectively referred to as the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1996, 1997 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                     -------------------------------------------------------     ------------------------------
                                                                                                  RESTRICTED         SECURITIES
                                                                             OTHER ANNUAL        STOCK AWARDS        UNDERLYING
NAME AND PRINCIPAL POSITION          YEAR     SALARY ($)    BONUS ($)     COMPENSATION($)(1)        ($)(2)           OPTIONS(#)
---------------------------          ----     ----------    ---------     ------------------     ------------        ----------
Alan R. Sielbeck..............       1998     $365,538         (3)                --                  --               16,470(4)
Chairman of the Board, President     1997      269,588      $52,650(4)            --                  --                   --
    and Chief Executive Officer      1996       86,538(5)       --                --                  --               40,000

Anthony M. Schofield..........       1998      173,901         (6)                --               $313,750            90,000
Chief Financial Officer,             1997      121,953       48,401               --                  --                   --
    Secretary and Treasurer          1996       58,385          --                --                  --               40,000

Ronald L. Smith(7)............       1998      155,070         (8)                --                313,750            90,000
Chief Operating Officer              1997       40,385          --                --                  --               40,000

Alfred W. Taylor III(9).......       1998      212,444         (6)                --                313,750            90,000
Executive Vice President,            1997       80,665       40,000               --                  --               40,000
    Corporate Development

--------------------


(1) Perquisites and other personal benefits paid to each of the Named Executive Officers is less than $50,000 or 10% of the total salary and bonus reported for the Named Executive Officers, and, therefore, the amount of such other annual compensation is not reported.
(2) On June 8, 1998, Messrs. Schofield, Smith and Taylor each received a grant of 10,000 shares of restricted stock. The market value of the restricted stock granted to each person, based upon the closing sale price of the Company's Common Stock of $31.38 as reported on the NYSE was $313,750 on the date of grant. The restricted stock vests in full on June 8, 2006. Vesting may be accelerated if the closing price of the Company's Common Stock attains certain levels. Dividends, if any, will be paid on all shares of restricted stock. The number and value of the aggregate restricted stock holdings, as of December 31, 1998, was 30,000 shares and $877,500, respectively, based upon the closing sale price of the Company's Common Stock of $29.25 per share, as reported on the NYSE.
(3) Mr. Sielbeck was not paid a cash bonus for 1998. In lieu of an earned bonus of $248,217, Mr. Sielbeck was granted options to purchase 32,028 shares of the Company's Common Stock. The options are exercisable at $11.94 per share and can be exercised on or after April 10, 1999.
(4) Mr. Sielbeck was paid a cash bonus of $52,650 for 1997. In lieu of an additional earned bonus of $82,350, Mr. Sielbeck was granted options to purchase 16,470 shares of the Company's Common Stock. The options are exercisable at $31.13 per share and can be exercised on or after June 8, 1999.
(5) Does not include amounts paid by the Company's subsidiaries prior to being acquired by the Company on August 21, 1996.
(6) The Named Executive Officer's earned bonus of $87,319 was paid in the form of options to purchase 11,267 shares of the Company's Common Stock. The options are exercisable at $11.94 and can be exercised on or after April 10, 1999.
(7)      Mr. Smith joined the Company in September 1997.
(8) Mr. Smith received options to purchase 13,682 shares of the Company's Common Stock as payment of an earned bonus of $106,035. The options are exercisable at $11.94 per share and can be exercised on or after April 10, 1999.
(9)      Mr. Taylor joined the Company in August 1997.

         The following table sets forth information concerning the stock options granted to the Named Executive Officers in 1998:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                    Individual Grants
                                -------------------------------------------------------       POTENTIAL REALIZABLE
                                 NUMBER OF                                                   VALUE AT ASSUMED ANNUAL
                                SECURITIES      PERCENT OF                                    RATES OF STOCK PRICE
                                UNDERLYING    TOTAL OPTIONS                                  APPRECIATION FOR OPTION
                                  OPTIONS       GRANTED TO     EXERCISE OF                            TERM
                                  GRANTED      EMPLOYEES IN     BASE PRICE   EXPIRATION   ---------------------------
            NAME                  (#)(1)       FISCAL YEAR        ($/SH)        DATE         5% ($)       10%($)
            ----                  ------       -----------        ------        ----         ------       ------
Alan R. Sielbeck(1).......        16,470           1.74%         $31.13        6/8/08     $  322,441    $  817,129

Anthony M. Schofield (2)..        90,000           9.51           31.13        6/8/08     $1,761,974    $4,465,188

Ronald L. Smith(2)........        90,000           9.51           31.13        6/8/08     $1,761,974    $4,465,188

Alfred W. Taylor III(2)           90,000           9.51           31.13        6/8/08     $1,761,974    $4,465,188

--------------------

(1) All options were granted pursuant to the 1997 Nonqualified Stock Option Plan and vest in full on June 8, 1999. Potential realizable value is calculated from a base stock price of $31.13, the exercise price of the options granted.
(2) All options were granted pursuant to the 1996 Incentive Stock Plan and vest in one-third increments annually beginning June 8, 2000. Potential realizable value is calculated from a base stock price of $31.13, the exercise price of the options granted.


         No options were exercised by the Named Executive Officers in the year ended December 31, 1998. The following table summarizes certain information with respect to unexercised options held as of the end of the fiscal year by the Named Executive Officers:


                       AGGREGATED OPTION EXERCISES IN LAST
                         FISCAL YEAR AND FISCAL YEAR-END
                                  OPTION VALUES


                                                             NUMBER OF
                                                       SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                                       AT FISCAL YEAR-END(#)          AT FISCAL YEAR-END($)(1)
                                                   ----------------------------     ----------------------------
NAME                                               EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                                               -----------    -------------     -----------    -------------

Alan R. Sielbeck...........................          13,333           43,137         $159,996        $320,004

Anthony M. Schofield.......................          13,333          116,667          216,661         433,339

Ronald L. Smith............................            --            130,000            --             90,000

Alfred W. Taylor III.......................            --            130,000            --             90,000

--------------------

(1) Based upon the closing sale price of the Company's Common Stock of $29.25 per share as reported on the NYSE on December 31, 1998, less the exercise price for the options.

         The Company has not awarded stock appreciation rights to any employee of the Company and has no long-term incentive plans, as such term is defined in SEC regulations.

EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

         Pursuant to amended and restated employment agreements, effective as of October 26, 1998, Messrs. Sielbeck, Schofield, Smith and Taylor are employed as executive officers of the Company. The employment agreements of Messrs. Sielbeck, Schofield, Smith and Taylor provide for annual base salaries of $400,000, $185,000, $150,000 and $215,000, respectively, which salaries are subject to annual review by the Compensation Committee, and bonuses, which amounts will be determined by the Compensation Committee. The term of each employment agreement is three years. Prior to October 26, 1998, Messrs. Sielbeck and Schofield had been employed as executive officers pursuant to employment agreements effective as of August 21, 1996. Prior to October 26, 1998, Messrs. Taylor and Smith were employed as executive officers of the Company pursuant to employment agreements effective as of October 1, 1997.

         Each of the Named Executive Officers may terminate his respective employment agreement without cause by giving the Company 90 days prior written notice. Pursuant to the terms of his respective employment agreement, each Named Executive Officer has agreed not to disclose the Company's confidential information and not to compete against the Company during the term of his employment agreement and for a period of two years thereafter.


         In the event a Named Executive Officer is terminated coincident with or within 24 months following a "change-in-control" (as defined in the employment agreement), such Named Executive Officer will be paid all accrued base salary, bonus compensation to the extent earned, vested deferred compensation, any benefits under any benefit plans of the Company in which such Named Executive Officer is a participant, accelerated vesting of awards under SEI's stock incentive plans, accrued vacation pay and any appropriate business expenses incurred by the Named Executive Officer in connection with his duties through the date of termination. In addition, such Named Executive Officer will receive a severance payment in a single lump sum equal to three times his base salary (at the current rate payable). Such Named Executive Officer will also be paid an amount equal to three times his average annual bonus in the previous two years and continue to participate in the fringe benefit plans of the Company for a period of three years following termination or, if sooner, until the date of employment by a new employer.


         In the event that any payment or distribution by the Company to the Named Executive Officer as a result of a "change in control" would be subject to the excise tax imposed by section 4999 of the Code, the Named Executive Officer shall be entitled to receive an additional payment in an amount that makes the Named Executive Officer whole for liability related to the excise tax (including liability for interest, penalties and income tax imposed on the amount paid by the Company on account of the excise tax).


         In the event that a Named Executive Officer's employment is terminated after the Company materially breaches his employment agreement, or the Named Executive Officer is terminated without cause, the Company will (i) pay the Named Executive Officer all bonuses and unreimbursed expenses owed to the Named Executive Officer that have accrued but have not been paid through the date of termination, (ii) continue to pay his base salary for a period of two years, (iii) pay an amount equal to two times his average annual bonus in the previous two years and (iv) continue to provide the insurance and other benefits provided under his employment agreement for a period of two years following the date of termination. In addition, the Named Executive Officer shall be entitled to accelerated vesting of any awards granted to Named Executive Officer under the Company's stock incentive plans.


         In the event a Named Executive Officer is terminated for cause (as defined in the employment agreement), he is entitled to receive all accrued base salary, earned bonus compensation and unreimbursed expenses, but shall receive no other severance benefits. Each Named Executive Officer's employment agreement will also immediately terminate if he dies, in which event his estate will receive these same payments, severance payments equal to three months salary and accelerated vesting of the Named Executive Officer's awards under the Company's stock incentive plans.

         In the event a Named Executive Officer becomes disabled for a period of 60 consecutive days, he is entitled to receive his base salary, insurance, bonus and other benefits for a period of six months from the date such disability began or for such shorter period as he is unable to perform his duties under his employment agreement, and all awards granted to the Named Executive Officer under the Company's stock incentive plans will become fully vested; provided, however, that such Named Executive Officer's salary shall be reduced by any disability income paid to him pursuant to any disability insurance policy maintained under his employment agreement. In the event he is unable to perform his duties hereunder after the expiration of the six-month period, his employment agreement will terminate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors during 1998 consisted of Mr. Roth and Mr. Wallace. None of the members of the Compensation Committee have at any time been an officer or employee of the Company.

EXECUTIVE OFFICERS OF THE COMPANY

         The executive officers of the Company are as follows:

NAME                           AGE      POSITION
----                           ---      --------

Alan R. Sielbeck                46      Chairman of the Board, President and Chief Executive Officer

Ronald L. Smith                 62      Chief Operating Officer

Anthony M. Schofield            44      Chief Financial Officer, Secretary and Treasurer

Alfred W. Taylor III            43      Executive Vice President, Corporate Development

         See "Proposal 2: Election of Directors - Class III Nominees" for information regarding the background of Mr. Sielbeck.

         Mr. Smith has served as the Chief Operating Officer of the Company since September 1997. Mr. Smith served as Chief Executive Officer and President of Venture International, Ltd. from September 1991 until its acquisition by the Company in October 1997.

         Mr. Schofield has served as Chief Financial Officer, Secretary and Treasurer of the Company since June 1996. From 1982 to 1996, Mr. Schofield served as Cost Manager, Vice President-Controller, Senior Vice President of Finance, and Division Controller for Perrigo Company of Tennessee, formerly Cumberland-Swan, Inc., a manufacturer of personal care health and beauty aid products. Mr. Schofield is certified by the American Institute of Certified Public Accountants as well as the Institute of Management Accountants, holding both CPA and CMA designations.

         Mr. Taylor has served as the Executive Vice President, Corporate Development since October 1998. Mr. Taylor served as the Senior Vice President, Corporate Development from August 1997 until October 1998. From 1995 to 1997, Mr. Taylor served as Chairman of the Board of Directors and Chief Executive Officer of Continua LLC, an information services and finance company. Prior to that time, from 1991 to 1995, Mr. Taylor served as a consultant to Service Corporation International ("SCI"), the largest provider of death care services and products in the world, on the expansion of SCI internationally following SCI's purchase of Arlington Corporation, an owner and operator of funeral homes and cemeteries which Mr. Taylor founded and for which he served as Chief Executive Officer and President from 1987 until its acquisition by SCI.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report is submitted by the Compensation Committee of the Company at the direction of the Board of Directors pursuant to rules established by the SEC. This report provides certain data and information regarding the compensation and benefits provided to Mr. Sielbeck, the Company's Chief Executive Officer, as well as to Messrs. Schofield, Smith and Taylor. The Compensation Committee is responsible for establishing and administering the Company's executive compensation policies and programs within the guidelines of the Company's compensation philosophy.

COMPENSATION PHILOSOPHY

         At the direction of the Board of Directors and the Compensation Committee, William M. Mercer, Incorporated ("Mercer") was engaged in late 1996 as an independent compensation consultant for the purpose of assisting the Compensation Committee in developing a comprehensive compensation policy for executives and other key employees that would address the immediate and long-term goals of the Company as a publicly traded corporation. With the assistance of Mercer, the Compensation Committee adopted a philosophy to provide significant ownership opportunity to the Named Executive Officers and other key employees so that they will continue to be motivated towards stockholder return and increased stockholder value. With respect to key employees of the heating, ventilating and air conditioning companies owned and operated by the Company, the Compensation Committee's philosophy is to provide performance incentives based on the net revenue and profitability of the individual companies. The compensation policies and programs utilized by the Compensation Committee with respect to the Named Executive Officers are designed to motivate and retain such officers and consist generally of the following:

         - Base salaries competitive with those paid to executive officers of companies comparable in size and performance to the Company;

         - Annual incentive compensation that reflects the executive officer's contribution to the Company's short-term objectives; and

         - Long-term incentive compensation awarded primarily in the form of stock options that reflects the executive officer's contribution to the Company's long-term goals.

         The compensation program of the Company for its Named Executive Officers currently consists of (i) base salary and annual incentive compensation in the form of bonus payments payable in a combination of cash and stock options, (ii) long-term incentive compensation in the form of stock options and restricted stock and (iii) use of an automobile with respect to Mr. Sielbeck.

COMPENSATION

         In 1998, Mercer reviewed compensation practices in selected companies of comparable size and performance and recommended base salaries and annual incentive target guidelines for the Named Executive Officers of the Company.

         The following briefly describes the sources of compensation:

         Base Salary. Each of Messrs. Sielbeck, Schofield, Smith and Taylor entered into an employment agreement effective August 21, 1996, August 21, 1996, October 1, 1997 and October 1, 1997, respectively, that established his respective base salary. The employment agreement of each of the Named Executive Officers was amended and restated effective October 26, 1998. Under the terms of the employment agreements, the Compensation Committee has the sole discretion to increase the base salaries of the Named Executive Officers. Such increases, if any, to base salary are made after receiving the recommendation of Mercer and comparisons to the base salaries of executive officers of selected companies similar in size and performance to the Company located in various parts of the United States. In addition, increases to base salaries are based upon an assessment, reflecting competitive market practices, experience, tenure in position and individual and corporate performance.

         Annual Incentive Compensation. The Named Executive Officers' annual incentive compensation consists of an annual bonus opportunity expressed as a percentage of their pay range midpoint. This target percentage, and the associated pay range midpoint, reflect the competitive practices of comparable firms as reported by Mercer. The annual incentive compensation targets range from 60% of midpoint for the Chief Executive Officer to 40% of midpoint for the other Named Executive Officers. The achievement of this annual incentive compensation is tied primarily to earnings per share achievement during the year as compared to target levels. For 1998, the Company exceeded its earnings per share target, which resulted in earned bonuses slightly higher than target. All bonuses awarded to Named Executive Officers and other employees were paid in the form of stock options and shares of restricted stock.

         Long-Term Incentive Compensation. The Company's long-term compensation strategy includes the grant of stock options and restricted stock. In 1998, the Company made significant grants of stock options and restricted stock to certain Named Executive Officers. These grants were made with the objective of providing meaningful share ownership for the Named Executive Officers of the Company, more closely aligning the interests of the Named Executive Officers with the interests of stockholders and generating a total compensation package which rewards contributions by these executives towards the Company's long-term stock performance. The Compensation Committee believes that these grants will not only motivate and retain the Named Executive Officers in the service of the Company, but will also induce them to direct their efforts toward optimizing the total return to stockholders as measured over an extended period of time.

COMPENSATION PAID IN 1998 TO THE CHIEF EXECUTIVE OFFICER

         Under Mr. Sielbeck's employment agreement, his annual base salary is subject to annual increases at the discretion of the Compensation Committee. Mr. Sielbeck is entitled to participate in the Company's 1996 Incentive Stock Option Plan, the Company's 1997 Nonqualified Stock Option Plan and all other benefit programs generally available to executive officers of the Company. The Company does not provide Mr. Sielbeck with incidental perquisites such as club memberships, financial planning or other similar items, other than use of an automobile. The Compensation Committee established Mr. Sielbeck's base salary for 1998 at $311,000. In response to the recommendations of Mercer and in recognition of the performance of Mr. Sielbeck and the financial results of the Company, the Compensation Committee determined to increase Mr. Sielbeck's base salary to $400,000 annually, effective June 1, 1998. The amount of salary payable to Mr. Sielbeck was based upon the Compensation Committee's desire to target the Company's compensation paid to its executive officers at approximately the 50th percentile of the comparable companies used in Mercer's study and, because of the Company's growth strategy, bonuses and stock options to place the Company at approximately the 75th percentile for total remuneration. The salary level was also based upon the Company's improved earnings per share, return on capital, pre-tax earnings, pre-tax profit margin and cash flow from operations over 1997 levels.

         As Chief Executive Officer, Mr. Sielbeck is entitled to earn a bonus on the same comparable basis as all other executive officers of the Company. For 1998, the Chief Executive Officer's targeted annual incentive compensation was set at 60% of his pay range midpoint. In 1998, under the annual incentive compensation plan, Mr. Sielbeck would have been entitled to receive a cash bonus of $248,217 based on the Company exceeding its' earnings per share target of $1.36 per share. However, in lieu of such cash bonus, the Compensation Committee directed the Company to pay Mr. Sielbeck's bonus in the form of options to purchase 32,028 shares of the Company's Common Stock.

         Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to structure the performance-based portion of the compensation of its executive officers in a manner that allows it to deduct all compensation paid to its senior executives.


                                       COMPENSATION COMMITTEE


                                       Timothy G. Wallace (Chairman)
                                       William G. Roth

                          COMPARATIVE PERFORMANCE GRAPH

         The following graph compares the percentage change of cumulative total stockholder return on the Company's Common Stock with (a) the performance of a broad equity market indicator, the Russell 2000 Index (the "Broad Index") and
(b) the performance of a peer group index including the Company, American Residential Services, Inc., Comfort Systems USA, Inc. and Group Maintenance America Corp., each of which is a publicly traded company engaged in the same or similar business as the Company (the "Peer Group Index"). The Peer Group Index was weighted for market capitalization. The Media General Industry Group 059 - Plumbing, Heating and Air Conditioning Index is no longer available. The graph begins on August 16, 1996, the date on which the Company's Common Stock first began trading on the Nasdaq National Market, and assumes the investment of $100 on such date in the Company's Common Stock, and the investment of $100 on August 31, 1996 with respect to the Broad Index and the Peer Group Index.


Measurement Period            SERVICE            INDUSTRY      BROAD
(Fiscal Year Covered)         EXPERTS, INC.      INDEX         MARKET
8/16/96                       100.00             100.00        100.00
9/30/96                       155.77             129.60        103.91
12/31/96                      200.00             174.79        109.31
3/31/97                       165.38             133.74        103.66
6/30/97                       188.46             157.16        120.46
9/30/97                       208.15             166.68        138.37
12/31/97                      220.23             168.88        133.73
3/31/98                       241.85             171.34        147.19
6/30/98                       265.38             185.60        140.32
9/30/98                       213.92             146.60        112.05
12/31/98                      225.00             133.80        129.98

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Sielbeck is a member of H & S Associates, LLC, a Tennessee limited liability company ("H & S") that owns the facility utilized by AC/DAC, L.P. ("AC/DAC"), a service center of the Company located in Nashville, Tennessee. Pursuant to a lease, AC/DAC makes annual rental payments to H & S of approximately $140,000. Norman T. Rolf, Jr. is a partner in R & R Partnership, an Indiana general partnership ("R & R") that owns the facility utilized by Rolf Coal and Fuel Corp. ("Rolf"), a service center of the Company located in Fort Wayne, Indiana. Pursuant to a lease, Rolf makes annual rental payments to R & R of approximately $75,000. Management of the Company believes such transactions are on terms that are commercially reasonable and no less favorable to the Company than those which could be obtained from unaffiliated third parties.

         Effective December 16, 1998, the Company amended the Agreement and Plan of Merger, dated October 28, 1997, among Venture International, Ltd. d/b/a Ron Smith and Associates ("Venture"), the Company, Venture Acquisition Sub, Inc. and Ronald L. Smith, to provide for a negotiated earnout payment of $250,000 to be paid in cash to Mr. Smith. The negotiated payment settles the earnout provision contained in the Merger Agreement and was based on the profitability of Venture following acquisition by the Company. Management of the Company believes that settlement of the earnout was in the best interest of the Company.

         Susan L. Hart, the daughter of Ronald L. Smith, has served as the President of Venture since November 1997. Ms. Hart receives an annual salary of $85,000 pursuant to an employment agreement, dated as of January 1, 1999, with Venture.

                              STOCKHOLDER PROPOSALS

         If a stockholder wishes to have a proposal considered for inclusion in the Company's proxy materials for the 2000 annual meeting of stockholders, the proposal must comply with the SEC's proxy rules, be stated in writing and be submitted on or before December 8, 1999. Any proposals should be mailed to the Company c/o SEI Management Company, LLC, at Six Cadillac Drive, Suite 400, Brentwood, Tennessee 37027, Attention: Anthony M. Schofield, Chief Financial Officer, Secretary and Treasurer.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matters to be brought before the Annual Meeting. If any other matters, however, are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

         UPON THE WRITTEN REQUEST OF ANY HOLDER OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SEC. REQUESTS SHOULD BE DIRECTED TO ANTHONY M. SCHOFIELD, CHIEF FINANCIAL OFFICER, SECRETARY AND

TREASURER, SERVICE EXPERTS, INC., C/O SEI MANAGEMENT COMPANY, LLC, SIX CADILLAC DRIVE, SUITE 400, BRENTWOOD, TENNESSEE 37027.

                                   By Order of the Board of Directors,



                                   /s/ Anthony M. Schofield



                                   Anthony M. Schofield
                                   Chief Financial Officer,
                                   Secretary and Treasurer

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 9, 1999, between Service Experts, Inc., a Delaware corporation (the "Company"), and Service Experts, Inc., a Tennessee corporation ("SEI Tennessee").


                                    RECITALS


         WHEREAS, the Board of Directors of the Company and the Board of Directors of SEI Tennessee each have determined that it is in the best interests of their respective corporations and stockholders to effect the merger provided for herein (the "Merger") upon the terms and subject to the conditions set forth herein;


         NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto adopt the plan of merger encompassed by this Agreement and agree as follows:

                                    ARTICLE I
                       THE MERGER; CLOSING; EFFECTIVE TIME

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into SEI Tennessee, the stockholders of the Company shall become the stockholders of SEI Tennessee and the separate corporate existence of the Company shall thereupon cease (the "Merger"). The parties intend that the Merger qualify as a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. SEI Tennessee shall be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Entity") and shall continue to be governed by the laws of the State of Tennessee and the separate existence of SEI Tennessee with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL") and the Tennessee Business Corporation Act (the "TBCA"). SEI Tennessee shall assume and adopt in their entirety the Company's employee benefit plans and stock option plans.

         1.2 CLOSING. The closing of the Merger (the "Closing") shall take place at such place and time and/ or on such date as the Company and SEI Tennessee may agree.

         1.3 EFFECTIVE TIME. Following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VI hereof, the Company and SEI Tennessee will, at such time as they deem advisable, cause this Agreement to be filed, together with the Certificate of Merger, Articles of Merger and/or such other appropriate certificates of each of the Company and SEI Tennessee (the "Articles of Merger"), with the Secretary of State of the State of Delaware as provided in Section 251 et seq. of the DGCL and with the Secretary of State of the State of Tennessee as provided in Section 48-21-101 et seq. of the TBCA. The Merger shall become effective on the later of the filing of the Certificate of Merger with the Secretary of State of Delaware and filing of the Articles of Merger with the Secretary of State of Tennessee (the "Effective Time").

                                   ARTICLE II
                              CHARTER AND BYLAWS OF
                              THE SURVIVING ENTITY

         2.1 CHARTER. The Charter of SEI Tennessee in effect at the Effective Time shall be the Charter of the Surviving Entity until duly amended in accordance with the terms thereof and with the TBCA (the "Charter").

         2.2 BYLAWS. The Bylaws of SEI Tennessee in effect at the Effective Time shall be the Bylaws of the Surviving Entity until duly amended in accordance with the terms thereof and with the TBCA (the "Bylaws").

                                   ARTICLE III
                             DIRECTORS AND OFFICERS
                             OF THE SURVIVING ENTITY

         3.1 DIRECTORS AND OFFICERS. The directors and officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

                                   ARTICLE IV
                      EFFECT OF THE MERGER ON CAPITAL STOCK

         4.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company:


             (a) Each share of the Common Stock, $.01 par value per share, of the Company (a "Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $.01 par value per share, of SEI Tennessee (a "Tennessee Common Stock"). Each certificate representing Common Stock shall thereafter represent the same number of shares of Tennessee Common Stock. Upon surrender of any such certificate or certificates to the Surviving Entity at the office of its transfer agent, the transferee or other holder of the certificate or certificates surrendered shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Entity into which the Common Stock so surrendered shall have been converted as aforesaid. Subject to approval of the New York Stock Exchange, Inc. ("NYSE"), the Tennessee Common Stock will be listed, without interruption, on the NYSE under the same symbol (SVE) as the Common Stock of the Company prior to the Merger.


             (b) Each share of Common Stock held in the Company's treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, become an authorized but unissued share of Tennessee Common Stock without payment of any consideration therefor.

                  (c) At the Effective Time, each share of Tennessee Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of SEI Tennessee or the holder of such shares, become an authorized but unissued share of Tennessee Common Stock without payment of any consideration therefor.

                  (d) Each option, warrant, convertible note or other security entitling the holder thereof the right to acquire Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such security, be converted into and become a right to acquire the same number of shares of Tennessee Common Stock at the same price per share and upon the same terms and subject to the same conditions as applicable to such security immediately prior to the Effective Time.

                  (e) Each option or other right to purchase or otherwise acquire shares of Common Stock pursuant to stock option or other stock-based plans of the Company granted and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such option or right, be converted into and become a right to purchase or otherwise acquire the same number of shares of Tennessee Common Stock at the same price per share and upon the same terms and subject to the same conditions as applicable to such options or other rights immediately prior to the Effective Time.

                                    ARTICLE V
                                   CONDITIONS

         5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of SEI Tennessee and the Company to consummate the Merger are subject to the approval of this Agreement (i) by the holders of a majority of the shares of Common Stock, in accordance with applicable law and the Company's Restated Certificate of Incorporation and Bylaws, and (ii) by the Company as sole stockholder of SEI Tennessee, in accordance with applicable law and the Charter and Bylaws of SEI Tennessee.

                                   ARTICLE VI
                                   TERMINATION

         6.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of shares of Common Stock, by the mutual consent of the Board of Directors of the Company and the Board of Directors of SEI Tennessee.

         6.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article VI, no party thereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

                                   ARTICLE VII
                            MISCELLANEOUS AND GENERAL

         7.1 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the DGCL and the TBCA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after this Agreement has been approved by the stockholders of the Company and SEI Tennessee, this Agreement shall not be amended if such amendment would have a material adverse effect on the stockholders of either the Company or SEI Tennessee, unless such amendment is approved by such stockholders.

         7.2 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         7.3 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         7.4 HEADINGS. The Article, Section and paragraph headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         7.5 STOCKHOLDER. The term "stockholder" in this Agreement shall mean stockholder or shareholder.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

ATTEST:                                       SERVICE EXPERTS, INC., a Delaware
                                              Corporation


By: /s/ Anthony M. Schofield                  By: /s/ Alan R. Sielbeck
    ----------------------------------            ------------------------------
    Anthony M. Schofield, Secretary               Alan R. Sielbeck, Chairman,
                                                  Chief Executive Officer and
                                                  President


ATTEST:                                       SERVICE EXPERTS, INC., a Tennessee
                                              Corporation


By: /s/ Anthony M. Schofield                  By: /s/ Alan R. Sielbeck
    ----------------------------------            ------------------------------
    Anthony M. Schofield, Secretary               Alan R. Sielbeck, President

                                                                      Appendix B

                             SERVICE EXPERTS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 7, 1999

    The undersigned hereby appoints Alan R. Sielbeck and Anthony M. Schofield, or either of them, with power of substitution, as proxies to vote all stock of Service Experts, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held at the Hilton Suites, 9000 Overlook Boulevard, Brentwood, Tennessee, at 9:00 a.m. on May 7, 1999, and any adjournment thereof, on the following matters as indicated below and such other business as may properly come before the meeting:

1. Proposal to approve an Agreement and Plan of Merger providing for the merger of the Company with and into a wholly-owned Tennessee subsidiary of the Company for the purpose of changing the state of incorporation of the Company from Delaware to Tennessee.

               [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

2. [ ] FOR the election as director of both nominees listed: Alan R. Sielbeck and Timothy G. Wallace (except as marked to the contrary below).

   [ ] WITHHOLD AUTHORITY to vote for both nominees listed: Alan R. Sielbeck and Timothy G. Wallace.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, WRITE HIS NAME IN THE SPACE PROVIDED BELOW:

--------------------------------------------------------------------------------

3. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for 1999.

               [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

    IN THEIR DISCRETION, THE PROXIES NAMED ABOVE MAY VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

            THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

    This Proxy is solicited on behalf of the Company's Board of Directors.

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. A vote against any of the proposals will not count as a vote for adjournment of the Annual Meeting. If no direction is made, this Proxy will be voted (i) FOR the proposal to change the state of incorporation of the Company from Delaware to Tennessee (ii) FOR the two nominees as Class III directors of the Company and (iii) FOR the proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for 1999.

                                                 Dated:                   , 1999
                                                       ------------------

                                                 -------------------------------
                                                    Signature of Stockholder

                                                 -------------------------------
                                                    Signature if held jointly

                                                 Please sign exactly as your
                                                 name appears on this Proxy
                                                 Card. When signing as attorney,
                                                 executor, administrator,
                                                 trustee or guardian, please
                                                 give full title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 President or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE